Exhibit 99.1

ONEMAIN FINANCIAL HOLDINGS, LLC
AND SUBSIDIARIES
Financial Report as of and for the Six Months Ended
June 30, 2016

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Item		Page
Condensed Consolidated Statements of Financial Position as of June 30, 2016 and December 31, 2015		OMFH-2
Condensed Consolidated Statements of Income for the three and six months ended June 30, 2016 and 2015		OMFH-3
Condensed Consolidated Statements of Comprehensive Income for the three and six months ended June 30, 2016 and 2015		OMFH-4
Condensed Consolidated Statements of Changes in Member's Equity for the six months ended June 30, 2016 and 2015		OMFH-5
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2016 and 2015		OMFH-6
Notes to Condensed Consolidated Financial Statements as of June 30, 2016 and December 31, 2015 and for the three and six months ended June 30, 2016 and 2015		OMFH-8
Note 1.	Business and Basis of Presentation	OMFH-8
Note 2.	OMH Transaction	OMFH-13
Note 3.	Recent Accounting Pronouncements	OMFH-15
Note 4.	Finance Receivables	OMFH-17
Note 5.	Allowance for Finance Receivable Losses	OMFH-21
Note 6.	Investment Securities	OMFH-22
Note 7.	Transactions with Affiliates	OMFH-26
Note 8.	Long-term Debt	OMFH-27
Note 9.	Variable Interest Entities	OMFH-28
Note 10.	Accumulated Other Comprehensive Income (Loss)	OMFH-30
Note 11.	Income Taxes	OMFH-32
Note 12.	Contingencies	OMFH-33
Note 13.	Fair Value Measurements	OMFH-33
Note 14.	Subsequent Events	OMFH-41

OMFH-1

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Financial Position

	Successor
	June 30, 2016	December 31, 2015
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$394	$572
Investment securities	1,195	1,264
Net finance receivables (includes loans of consolidated VIEs of $7.7 billion in 2016 and $7.8 billion in 2015)	8,842	8,905
Unearned insurance premium and claim reserves	(397)	(413)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $354 million in 2016 and $304 million in 2015)	(411)	(365)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	8,034	8,127
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $391 million in 2016 and $381 million in 2015)	391	381
Goodwill	1,422	1,440
Other intangible assets	506	542
Intercompany notes receivable	301	—
Other assets	375	400
Total assets	$12,618	$12,726

Liabilities and Member's Equity
Revolving line of credit	$—	$1,420
Long-term debt (includes debt of consolidated VIEs of $6.1 billion in 2016 and $6.1 billion in 2015)	7,662	6,298
Insurance claims and policyholder liabilities	515	518
Deferred and accrued taxes	36	39
Other liabilities (including other liabilities of consolidated VIEs of $10 million in 2016 and $8 million in 2015)	145	152
Total liabilities	8,358	8,427

Commitments and contingent liabilities (Note 12)

Member's equity:
Member units ($1.00 par value, 1,000 units issued and authorized at June 30, 2016 and December 31, 2015)	—	—
Additional paid-in capital	4,319	4,479
Accumulated other comprehensive income (loss)	15	(10)
Retained deficit	(74)	(170)
OMFH, LLC member's equity	4,260	4,299
Total liabilities and member's equity	$12,618	$12,726

See Notes to Condensed Consolidated Financial Statements.

OMFH-2

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	Successor	Predecessor	Successor	Predecessor
Finance charges	$427	$511	$819	$1,017
Interest expense	78	84	152	161
Net interest income	349	427	667	856
Provision for finance receivable losses	133	154	236	308
Net interest income after provision for finance receivable losses	216	273	431	548

Other revenues:
Insurance	74	78	149	162
Investment	16	13	30	30
Other	10	10	22	21
Total other revenues	100	101	201	213

Other expenses:
Operating expenses:
Salaries and benefits	98	75	214	154
Other operating expenses	102	111	204	220
Insurance policy benefits and claims	31	34	59	69
Total other expenses	231	220	477	443

Income before provision for income taxes	85	154	155	318
Provision for income taxes	32	59	59	123
Net income	$53	$95	$96	$195

See Notes to Condensed Consolidated Financial Statements.

OMFH-3

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	Successor	Predecessor	Successor	Predecessor
Net income	$53	$95	$96	$195
Other comprehensive income:
Net change in unrealized gains and losses on available-for-sale investment securities	19	(21)	34	(11)
Foreign currency translation adjustments	—	1	7	(7)
Income tax effect:
Net change in unrealized gains and losses on investment securities	(7)	7	(12)	4
Foreign currency translation adjustments	—	(1)	(2)	2
Other comprehensive income, net of tax, before reclassification adjustments	12	(14)	27	(12)
Reclassification adjustments included in net income:
Net realized gains on available-for-sale securities	(2)	1	(3)	(2)
Income tax effect:
Net realized gains on available-for-sale securities	1	—	1	1
Reclassification adjustments included in net income, net of tax	(1)	1	(2)	(1)
Other comprehensive income, net of tax	11	(13)	25	(13)

Comprehensive income	$64	$82	$121	$182

See Notes to Condensed Consolidated Financial Statements.

OMFH-4

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Member's Equity (Unaudited)

			Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (deficit)	Total equity
	Membership units
(dollars in millions)	Units	Amount
Successor
Balance, January 1, 2016	1,000	$—	$4,479	$(10)	$(170)	$4,299
Transfers to Parent (a)	—	—	(20)	—	—	(20)
Dividends	—	—	(140)	—	—	(140)
Other comprehensive income, net of taxes	—	—	—	25	—	25
Net income	—	—	—	—	96	96
Balance, June 30, 2016	1,000	$—	$4,319	$15	$(74)	$4,260

Predecessor
Balance, January 1, 2015	1,000	$—	$1,846	$44	$43	$1,933
Transfers to Parent	—	—	(5)	—	—	(5)
Other comprehensive loss, net of taxes	—	—	—	(13)	—	(13)
Net income	—	—	—	—	195	195
Balance, June 30, 2015	1,000	$—	$1,841	$31	$238	$2,110
__________
(a) Consists primarily of final purchase price settlement with Citigroup. See Note 2.

See Notes to Condensed Consolidated Financial Statements.

OMFH-5

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Successor	Predecessor
	Six Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2015
Cash flows from operating activities
Net income	$96	$195
Reconciling adjustments:
Provision for finance receivable losses	236	308
Depreciation and amortization	231	34
Deferred income tax benefit	9	(1)
Share-based compensation expense	3	—
Other	(11)	(2)
Cash flows due to changes in:
Other assets and other liabilities	(2)	18
Insurance claims and policyholder liabilities	(22)	(23)
Taxes receivable and payable	(6)	110
Accrued interest and finance charges	1	6
Net cash provided by operating activities	535	645
Cash flows from investing activities
Net principal collections (originations) of finance receivables	(319)	(216)
Net decrease (increase) in short-term investments	—	7
Available-for-sale and other securities purchased	(129)	(235)
Available-for-sale and other securities called, sold, and matured	250	153
Purchase of premises and equipment	(5)	(6)
Advances to affiliates under intercompany note receivable agreement	(670)	—
Repayments of intercompany note receivable	370	—
Change in restricted cash and cash equivalents	(10)	(153)
Net cash used for investing activities	(513)	(450)
Cash flows from financing activities
Debt issuance costs	(21)	(32)
Repayments of revolving line of credit	(1,420)	—
Repayments of long-term debt	(126)	—
Proceeds from issuance of long-term debt, net of commissions	1,507	2,479
Net decrease in related party debt	—	(1,211)
Dividends paid	(140)	—
Net cash used for financing activities	(200)	1,236

Net change in cash and cash equivalents	(178)	1,431
Cash and cash equivalents at beginning of period	572	172
Cash and cash equivalents at end of period	$394	$1,603

OMFH-6

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)

	Successor		Predecessor
	Six Months Ended		Six Months Ended
(dollars in millions)	June 30, 2016		June 30, 2015

Supplemental non-cash activities:
Transfers to Parent	$(20)	(a)	$(5)
__________
(a) Consists primarily of final purchase price settlement with Citigroup. See Note 2.

See Notes to Condensed Consolidated Financial Statements.

OMFH-7

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(1) Business and Basis of Presentation

The accompanying Condensed Consolidated Financial Statements primarily include OneMain Financial Holdings, LLC ("OMFH") a holding company, and its wholly owned subsidiaries OneMain Financial Group, LLC ("OMFL"), American Health and Life Insurance Company ("AHL") and Triton Insurance Company ("Triton"), (collectively "OneMain Financial Holdings, LLC and subsidiaries", the "Company," "we," "us," or "our").

On November 15, 2015, the Company was acquired by OneMain Holdings, Inc. ("OMH"), (the "OMH Transaction") at which time OMFH became a wholly owned subsidiary of Independence Holdings, LLC ("Parent"), the sole Member of OMFH and a wholly owned subsidiary of OMH. Prior to the sale, the Company was a wholly owned subsidiary of CitiFinancial Credit Company ("CCC"; Predecessor "Parent"), which is an indirect wholly owned subsidiary of Citigroup, Inc. ("Citigroup"). The OMH Transaction was effective November 1, 2015 pursuant to OMH's contractual agreements with Citigroup. See Note 2 for further information on the OMH Transaction.

Ownership interests in the LLC are presented as Member units. The member has no liability to the Company or its creditors for obligations or liabilities of the Company.

OMFH is a financial services holding company with subsidiaries engaged in the consumer finance and insurance businesses. All of our financing receivables are held for investment.

Basis of Presentation

We prepared our condensed consolidated financial statements using generally accepted accounting principles in the United States of America ("U.S. GAAP"). These statements are unaudited. The year-end balance sheet data was derived from our audited financial statements, but does not include all disclosures required by U.S. GAAP. The statements include the accounts of OMFH, its subsidiaries, and variable interest entities ("VIEs") in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our condensed consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the condensed consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2016 presentation, we have reclassified certain items in prior periods, including certain items in prior periods of our condensed consolidated financial statements. These statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2015. We follow the same significant accounting policies for our interim reporting except for the change in accounting policy discussed below.

On November 13, 2015, regulatory approvals were received to allow for the previously announced sale of the Company to OMH. The sale was completed on November 15, 2015 and effective November 1, 2015, resulting in OMH acquiring all of the outstanding equity interests of the Company for approximately $4.5 billion in cash. As discussed in Note 2, the Company, as an acquired business, elected to apply pushdown accounting and a new basis of accounting was established. For accounting purposes, the old entity (the "Predecessor" or "Predecessor Company") was terminated and a new entity (the "Successor" or "Successor Company") was created. This distinction is made throughout this Financial Report through the inclusion of a vertical black line between the Successor and the Predecessor columns.

The Condensed Consolidated Financial Statements of the Predecessor Company include expense allocations to and from affiliates for certain costs of support functions provided on a centralized basis within Citigroup. Such allocations primarily relate to employee benefits, technology, operations and global functions such as finance, human resources, legal and compliance. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Predecessor Company during the periods presented. The allocations may not, however, reflect the expenses the Predecessor Company would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Predecessor Company had been a stand-alone company would depend on multiple factors, including organizational structure, which functions were outsourced or performed by employees and strategic decisions in various areas such as information technology and infrastructure. Refer to Note 7 for further discussion of these expense allocations.

OMFH-8

The Condensed Consolidated Financial Statements included herein may not be indicative of the Company’s financial position, results of operations, and cash flows in the future, and also may not be indicative of the financial position, results of operations and cash flows had the Company been a separate, stand-alone entity during the periods presented.

While the Company is included in the consolidated U.S. federal and certain state income tax returns of Citigroup or OMH, respectively, the Income before provision for income taxes in the Condensed Consolidated Statements of Income has been calculated as if the Company filed separate U.S. federal and state tax returns.

We consolidate entities deemed to be variable interest entities ("VIEs") when the Company is determined to be the primary beneficiary.

Change in Accounting Policy - Successor Company

Effective April 1, 2016, we changed our accounting policy for the derecognition of loans within a credit impaired pool. Historically, we removed loans from a credit impaired pool upon charge-off of the loan, based on the Company’s charge-off accounting policy at their allocated carrying value. Under our new accounting policy, loans will be removed from a credit impaired pool when the loan is written-off, at which time further collections efforts would not be pursued, or sold or repaid. While both methods are acceptable under U.S. GAAP, we believe the new method for derecognition of credit impaired loans is preferable as it enhances consistency with our industry peers. The impact of applying the change in accounting policy was an increase in Member's equity of $37 million as of April 1, 2016.

Our policy for derecognition of credit impaired loans following the change described above is presented below:

Credit Impaired Finance Receivables

As part of an acquisition, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. The population of accounts identified generally consists of those finance receivables that are (i) 60 days or more past due at acquisition, (ii) which had been classified as troubled debt restructured (“TDR”) finance receivables as of the acquisition date, (iii) may have been previously modified, or (iv) had other indications of impairment as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to periodically (at least once a quarter) update the amount of cash flows we expect to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our credit impaired finance receivables remain in our credit impaired pools until liquidation or write-off. We do not reclassify modified credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is written-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its carrying amount. Removal of the finance receivable from a pool does not affect the yield used to recognize accretable yield of the pool.

OMFH-9

We have retrospectively applied this change in accounting policy. The effect of this change in accounting policy on income (loss) before provision for (benefit from) income taxes, net income (loss) and the cumulative effect of this change in accounting policy on Member's equity for the following prior periods are included in the table below.

(dollars in millions)	As Reported	Adjustments	As Adjusted

Income (loss) before provision for (benefit from) income taxes
Two months ended December 31, 2015	$(308)	$28	$(280)
Three months ended March 31, 2016	38	32	70

Net Income (loss)
Two months ended December 31, 2015	(187)	17	(170)
Three months ended March 31, 2016	24	20	44

Member's equity
January 1, 2016	(187)	17	(170)

OMFH-10

The following table presents the impact of the retrospective application of this change in accounting policy on the amounts previously reported in our consolidated statement of financial position as of December 31, 2015.

Revised Condensed Consolidated Statement of Financial Position

	December 31, 2015
(dollars in millions)	As Reported	Adjustments	As Adjusted
Assets
Cash and cash equivalents	$572	$—	$572
Investment securities	1,264	—	1,264
Net finance receivables	8,877	28	8,905
Unearned insurance premium and claim reserves	(413)	—	(413)
Allowance for finance receivable losses	(365)	—	(365)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	8,099	28	8,127
Restricted cash and cash equivalents	381	—	381
Goodwill	1,440	—	1,440
Deferred tax assets, net	189	—	189
Other intangible assets	542	—	542
Other assets	211	—	211
Total assets	$12,698	$28	$12,726

Liabilities and Member's Equity
Revolving line of credit	$1,420	$—	$1,420
Long-term debt	6,298	—	6,298
Insurance claims and policyholder liabilities	518	—	518
Deferred and accrued taxes	28	11	39
Other liabilities	152	—	152
Total liabilities	8,416	11	8,427

Member's equity:
Member units	—	—	—
Additional paid-in capital	4,479	—	4,479
Accumulated other comprehensive income (loss)	(10)	—	(10)
Retained deficit	(187)	17	(170)
OMFH, LLC member's equity	4,282	17	4,299
Total liabilities and member's equity	$12,698	$28	$12,726

OMFH-11

Prior Period Revisions of Predecessor

Certain prior period amounts have been reclassified between various financial statement line items to conform to OMH's financial statement presentation. These reclassifications do not impact historical net income. The historical financial statements do not reflect the impact of pushdown accounting, which we applied prospectively to our financial statements as of November 1, 2015. These reclassifications are composed primarily of the following items:

Statement of Income:

•	Reclassification of realized gain on sales and impairments of investments to investment revenue

•	Reclassification of various operating expenses to other operating expense and interest expense.

Statement of Cash Flows:

•	Reclassification of net realized gain on sales of investments and impairments of investments to Other, net

•	Reclassification of net changes in other assets and liabilities to various operating cash flows

•	Reclassification of originations of consumer finance receivables and repayments of consumer finance receivables to Net principal collections (originations) of finance receivables

•	Reclassification of proceeds from sales of investments and proceeds from maturities of investments to Available-for-sale and other securities called, sold, and matured

•	Reclassification of repayments on revolving line of credit - related party and repayments on revolving line of credit - third party to Repayments of revolving line of credit

•	Reclassification of draws on revolving line of credit - related party and draws on revolving line of credit - third party to Draws on revolving line of credit

The following tables summarize the historical and revised financial statement amounts for the Predecessor Company:

Statement of Income

	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
(dollars in millions)	As Reclassified	Historical	As Reclassified	Historical

Revenues:
Investment revenue	$13	$14	$30	$28
Realized gain on sales and impairments of investments, net	—	(1)	—	2
Expenses:
Interest expense	84	75	161	152
Technology and communications	—	22	—	43
Occupancy	—	19	—	37
Advertising and marketing	—	26	—	41
Other operating	111	53	220	108

OMFH-12

Statement of Cash Flows

	Six Months Ended
	June 30, 2015
(dollars in millions)	As Reclassified	Historical

Cash flows from operating activities
Net realized gain on sales of investments	$—	$(4)
Impairments of investments	—	2
Other, net	(2)	—

Net changes in other assets and liabilities	—	111
Other assets and other liabilities	18	—
Insurance claims and policyholder liabilities	(23)	—
Taxes receivable and payable	110	—
Accrued interest and finance charges	6	—

Cash flows from investing activities
Originations of consumer finance receivables	—	(1,505)
Repayments of consumer finance receivables	—	1,289
Net principal collections (originations) of finance receivables	(216)	—

Proceeds from sales of investments	—	49
Proceeds from maturities of investments	—	104
Available-for-sale and other securities called, sold, and matured	153	—

(2) OMH Transaction

As a result of becoming a wholly-owned subsidiary of OMH, we elected to apply pushdown accounting (or "acquisition accounting") and adopt OMH's accounting policies. As a result of the application of pushdown accounting, we revalued our assets and liabilities based on their fair values at the effective date of the OMH Transaction in accordance with business combination accounting standards. Accordingly, the financial statements for periods on or after November 1, 2015 are not comparable with the financial statements for periods prior to November 1, 2015. References to "Successor" or "Successor Company" refer to the Company for all periods presented, on or after November 1, 2015, after giving effect to the application of acquisition accounting. References to "Predecessor" or "Predecessor Company" refer to the Company for all periods prior to November 1, 2015.

The purchase price of $4.5 billion was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of the transaction and complexity of the purchase accounting, the estimate of the fair value adjustment specific to the acquired loans and intangible assets was preliminary, and the determination of final tax positions with Citigroup was also preliminary. Management intends to finalize the accounting for these matters as soon as reasonably possible and within the measurement period, which may be up to one year from the acquisition date.

OMFH-13

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	As Reported	Adjustments*		As Adjusted

Cash consideration	$4,478	$(23)	(a)	$4,455
Fair value of assets acquired:
Cash and cash equivalents	958	—		958
Investment securities	1,294	—		1,294
Finance receivables	8,801	(6)	(b)	8,795
Intangibles	555	3	(c)	558
Other assets	247	(3)	(d)	244
Fair value of liabilities assumed:
Long-term debt	(7,725)	—		(7,725)
Unearned premium, insurance policy and claims reserves	(936)	—		(936)
Other liabilities	(156)	1	(e)	(155)
Goodwill	$1,440			$1,422
__________
*During the first half of 2016, we recorded the following adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as new information, which existed as of the acquisition date, was brought to our attention:

(a) Represents a subsequent cash payment from Citigroup as a result of reaching final agreement on certain purchase accounting adjustments.

(b) Represents the net impact of an increase to the discount of credit impaired finance receivables of $64 million and an increase to the premium on finance receivables purchased as performing receivables of $58 million as a result of revisions to the receivables valuation during the measurement period. This adjustment also resulted in $15 million of additional loan premium amortization and $3 million of additional loan discount accretion during the first quarter of 2016, of which $7 million and $1 million, respectively, would have been recorded during the two months ended December 31, 2015, had the adjustment been retroactively reflected since the acquisition date.

(c) Represents an increase in acquired intangibles related to a customer loan application in process at the acquisition date.

(d) Represents a decrease in valuation of acquired software asset.

(e) Represents the settlement of a payable to Citigroup during the measurement period.

Of the adjusted $8.8 billion of acquired personal loans included in the table above, $8.1 billion relates to finance receivables determined not to be credit impaired at acquisition. Contractually required principal and interest of these non-credit impaired personal loans was $11.6 billion at the date of acquisition, of which $2.2 billion was not expected to be collected.

On February 24, 2016, OMH reached final agreement with Citigroup on certain purchase accounting adjustments. The final adjustment resulted in an additional payment by Citigroup of $23 million to Independence Holdings, LLC. We recorded the payment as a reduction to additional paid-in capital and goodwill in our condensed consolidated financial statements.

Changes in the carrying amount of goodwill were as follows:

(dollars in millions)
Six Months Ended June 30,	2016
Balance at beginning of period	$1,440
Adjustments to purchase price allocation	(18)
Balance at end of period	$1,422

OMFH-14

We did not record any impairments to goodwill during the three and six months ended June 30, 2016.

Transition Services Agreement

As a result of the OMH Transaction, we entered into a Transition Services Agreement ("TSA") and a Reverse TSA with Citigroup to continue to provide certain services to us, and for us to continue to provide certain services to Citigroup on a temporary basis. The primary services that continue to be provided by Citigroup to us include use of buildings, use of specified systems and technology infrastructure, and certain finance, collection, operation and realty support functions. The primary services that we continue to provide to Citigroup include finance department support and specified technology systems. The agreements expire November 15, 2016 with an option to extend for an additional 6 months. Prior to expiration OMH can cancel any of the TSA items with 60 days’ notice. Pricing is based on the specific service provided and is detailed in the agreements.

(3) Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Debt Instruments

In March of 2016, the FASB issued ASU 2016-06, Contingent Puts and Call Options in Debt Instruments, which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principle on debt instruments are clearly and closely related to their debt host. The ASU requires assessing the embedded call (put) options solely in accordance with the four-step decision sequence. The amendment of this ASU becomes effective on a modified retrospective basis for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We have early adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. In March of 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations, which clarifies the implementation of the guidance on principal versus agent considerations from ASU 2014-09, Revenue from Contracts with Customers. ASU 2016-08 does not change the core principle of the guidance in ASU 2014-09, but rather clarifies the distinction between principal versus agent considerations when implementing ASU 2014-09. In April of 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, to clarify the implementation guidance of ASU 2014-09 relating to performance obligations and licensing. In May of 2016, the FASB issued ASU 2016-12, Narrow- Scope Improvements and Practical Expedients, to clarify guidance in ASU 2014-09 related to assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts/contract modifications. We are evaluating whether the adoption of these accounting pronouncements will have a material effect on our consolidated financial statements.

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU No. 2015-09, Financial Services-Insurance (Topic 944): Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and unpaid claims liability roll-forward for long and short-duration contracts. The disclosures are intended to provide users of financial statements with more transparent information about an insurance entity’s initial claim estimates and subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The ASU is effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating the potential impact of the adoption the ASU on our consolidated financial statements.

Financial Instruments

In January of 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which simplifies the impairment assessment of equity investments. The update requires equity investments to be measured at fair value with changes recognized in net income. This ASU eliminates the requirement to disclose the methods

OMFH-15

and assumptions to estimate fair value for financial instruments, requires the use of the exit price for disclosure purposes, requires the change in liability due to a change in credit risk to be presented in other comprehensive income, requires separate presentation of financial assets and liabilities by measurement category and form of asset (securities and loans), and clarifies the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The amendments in this ASU become effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Leases

In February of 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require lessees to recognize assets and liabilities on leases with terms greater than 12 months and to disclose information related to the amount, timing and uncertainty of cash flows arising from leases, including various qualitative and quantitative requirements. The amendments of this ASU become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Stock Compensation

In March of 2016, the FASB issued ASU 2016-09, Improvements to Employee Share - Based Payment Accounting, which simplifies the accounting for share-based payment transactions, income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendment in this ASU becomes effective on a modified retrospective transition for accounting in tax benefits recognized, retrospectively for accounting related to the presentation of employee taxes paid, prospective for accounting related to recognition of excess tax benefits, and either a prospective or retrospective method for accounting related to presentation of excess employee tax benefits for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Financial Instruments - Credit Losses

In June of 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU significantly changes the way that entities will be required to measure credit losses. The new standard requires that the estimated credit loss be based upon an “expected credit loss” approach rather than the “incurred loss” approach currently required. The new approach will require entities to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable forecasts of collectability. It is anticipated that the expected credit loss model will require earlier recognition of credit losses than the incurred loss approach.

The ASU requires that credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination that are measured at amortized cost basis be determined in a similar manner to other financial assets measured at amortized cost basis; however, the initial allowance for credit losses is added to the purchase price of the financial asset rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses are recorded in earnings. Interest income should be recognized based on the effective rate, excluding the discount embedded in the purchase price attributable to expected credit losses at acquisition.

The ASU also requires companies to record allowances for Held to maturity (HTM) and available-for-sale debt securities rather than write-downs of such assets.

In addition, the ASU requires qualitative and quantitative disclosures that provide information about the allowance and the significant factors that influenced management’s estimate of the allowance.

The ASU will become effective for the Company for fiscal years beginning January 1, 2020. Early adoption is permitted for fiscal years beginning January 1, 2019. We believe the adoption of this ASU will have a material effect on our consolidated financial statements and we are in the process of quantifying the expected impacts.

We do not believe that any other accounting pronouncements issued during the first half of 2016, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

OMFH-16

(4) Finance Receivables

SUCCESSOR

Components of net finance receivables were as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

Gross receivables(a)	$10,131	$10,236
Unearned finance charges and points and fees	(1,400)	(1,427)
Accrued finance charges	84	86
Deferred origination costs	27	10
Total	$8,842	$8,905
__________
(a) Gross receivables are defined as follows:

• Finance receivables acquired in the OMH Transaction— gross finance receivables equal the unpaid principal balance ("UPB") for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of the OMH Transaction, is included in both interest bearing and precompute accounts to reflect the acquisition accounting adjustments in the finance receivable balance; and

• Finance receivables originated subsequent to the OMH Transaction— gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and

• Credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the credit impaired accounts.

•
Troubled debt restructured (“TDR”) finance receivables — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts previously purchased as a performing receivable.

Included in the table above are finance receivables associated with securitizations that remain on the Condensed Consolidated Statements of Financial Position. At June 30, 2016 and December 31, 2015, the carrying values of these finance receivables totaled $7.7 billion and $7.8 billion, respectively.

Credit Quality Indicators

We consider the delinquency status and nonperforming status of the finance receivable as our credit quality indicators. We did not have finance receivables that were more than 90 days past due and still accruing finance charges at June 30, 2016 or December 31, 2015.

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

OMFH-17

The following is a summary of net finance receivables by days delinquent:

(dollars in millions)	June 30, 2016	December 31, 2015

Net finance receivables:
60-89 days past due	$80	$77
90-119 days past due	64	55
120-149 days past due	52	24
150-179 days past due	49	30
180 days or more past due	—	—
Total delinquent finance receivables	245	186
Current	8,494	8,616
30-59 days past due	103	103
Total	$8,842	$8,905

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

Our performing and nonperforming net finance receivables were as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

Performing	$8,677	$8,796
Nonperforming	165	109
Total	$8,842	$8,905

Credit Impaired Finance Receivables

Upon closing of the OMH Transaction, we determined certain finance receivables to be credit impaired. During the first quarter of 2016, we recorded a purchase accounting adjustment of $64 million, which decreased the initial fair value of these credit impaired loans, as a result of new information brought to our attention that existed as of the acquisition date.

We report the carrying amount (which initially was the fair value) of our credit impaired finance receivables in Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses in the Condensed Consolidated Statements of Financial Position as discussed below.

Information regarding our credit impaired finance receivables were as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

Carrying amount, net of allowance	$445	$658
Outstanding balance	600	919
Allowance for credit impaired finance receivable losses	29	—

OMFH-18

Changes in accretable yield for credit impaired finance receivables were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016

Balance at beginning of period	$104	$151
Accretion	(17)	(41)
Other(a)	—	(23)
Balance at end of period	$87	$87
__________
(a) Other relates to a measurement period adjustment in the first quarter based on a change in the expected cash flows in the credit impaired portfolio related to the OMH Transaction. The measurement period adjustment created a change to the beginning balance of the accretable yield of $23 million.

Troubled Debt Restructured Finance Receivables

Information regarding TDR finance receivables for which the loan modification was granted subsequent to the OMH Transaction were as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

TDR gross finance receivables(a)	$55	$14
TDR net finance receivables(b)	55	15
Allowance for TDR finance receivable losses	25	8
__________
(a) Gross finance receivables are defined earlier in this Note.

(b) TDR gross finance receivables plus related unearned finance charges and points and fees, accrued finance charges and deferred origination costs.

We have no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables and finance charges recognized on TDR finance receivables were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016

TDR average net receivables	$50	$40
TDR finance charges recognized	1	2

OMFH-19

Information regarding the new volume of the TDR finance receivables were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016

Pre-modification TDR net finance receivables	$41	$82
Post-modification TDR net finance receivables:
Rate reduction	$41	$82
Total post-modification TDR net finance receivables	$41	$82
Number of TDR accounts	4,937	10,055

There were $3 million of net finance receivables that were modified as TDR finance receivables since the OMH Transaction for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due).

PREDECESSOR

Impaired Loans

Impaired loans are those for which we believe it is not probable that it will collect all amounts due according to the original contractual terms of the loan. Impaired loans include loans whose terms have been modified due to the borrower’s financial difficulties and for which we have granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired loans exclude loans that have not been modified and are carried on a non-accrual basis. In addition, impaired loans exclude substantially all loans modified pursuant to our short-term modification programs (i.e., for periods of 12 months or less) that were modified after December 31, 2008 and prior to January 1, 2011. Interest income recognized on impaired loans during the three and six months ended June 30, 2015 was $22 million and $43 million.

Troubled Debt Restructurings

We may make modifications to our loans for various reasons. Such modifications may result in long-term or short-term rate reductions and payment deferrals. When a modification is made to a loan for a borrower experiencing financial difficulty and the terms are considered below market terms for that borrower, we report such modified loans as TDRs.

The following tables summarize TDR activity and default information:

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
Number of loans modified	11,404	20,991
Post-modification recorded investment (in millions of dollars)	$84	$156
Average interest rate reduction	6.38%	7.09%
TDRs for which a payment default (defined as 60 days past due) occurred within one year of the modification (in millions of dollars)	$17	$34

OMFH-20

(5) Allowance for Finance Receivable Losses

SUCCESSOR

Changes in the allowance for finance receivable losses were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016

Balance at beginning of period	$415	$365
Provision for finance receivable losses	133	236
Charge-offs	(142)	(196)
Recoveries	5	6
Balance at end of period	$411	$411

Included in the allowance for finance receivable losses are allowances associated with securitizations that totaled $354 million at June 30, 2016 and $304 million at December 31, 2015. See Note 9 for further discussion regarding our securitization transactions.

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$357	$357
Credit impaired finance receivables	29	—
TDR finance receivables	25	8
Total	$411	$365
Finance receivables:
Collectively evaluated for impairment	$8,342	$8,232
Credit impaired finance receivables	445	658
TDR finance receivables	55	15
Total	$8,842	$8,905
Allowance for finance receivable losses as a percentage of finance receivables	4.65%	4.10%

PREDECESSOR

The following table summarizes the change in the allowance for loan losses on consumer finance receivables:

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
(In millions of dollars)
Balance at beginning of period	$688	$695
Provision for finance receivable losses	154	308
Charge-offs	(174)	(346)
Recoveries	16	27
Balance at end of period	$684	$684
Total loans	$8,217	$8,217
Allowance for finance receivable losses as a percentage of total loans	8.32%	8.32%

OMFH-21

(6) Investment Securities

SUCCESSOR

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost / Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
June 30, 2016
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$25	$—	$—	$25
Obligations of states, municipalities, and political subdivisions	52	2	—	54
Non-U.S. government and government sponsored entities	117	2	—	119
Corporate debt	685	16	(1)	700
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities ("RMBS")	47	1	—	48
Commercial mortgage-backed securities ("CMBS")	67	1	—	68
Collateralized debt obligations ("CDO")/Asset-backed securities ("ABS")	34	—	—	34
Total bonds	1,027	22	(1)	1,048
Preferred stock	9	—	—	9
Common stock	19	2	(1)	20
Other long-term investments	1	—	—	1
Total	$1,056	$24	$(2)	$1,078

(dollars in millions)	Cost / Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$28	$—	$—	$28
Obligations of states, municipalities, and political subdivisions	52	—	—	52
Non-U.S. government and government sponsored entities	126	—	—	126
Corporate debt	740	1	(9)	732
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities ("RMBS")	54	—	—	54
Commercial mortgage-backed securities ("CMBS")	73	1	(1)	73
Collateralized debt obligations ("CDO")/Asset-backed securities ("ABS")	42	—	—	42
Total bonds	1,115	2	(10)	1,107
Preferred stock	8	—	—	8
Common stock	23	—	(1)	22
Other long-term investments	1	—	—	1
Total	$1,147	$2	$(11)	$1,138

OMFH-22

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
June 30, 2016
Bonds:
U.S. government and government sponsored entities	$—	$—	$—	$—	$—	$—
Obligations of states, municipalities, and political subdivisions	—	—	—	—	—	—
Non-U.S. government and government sponsored entities	9	—	—	—	9	—
Corporate debt	73	(1)	—	—	73	(1)
RMBS	9	—	—	—	9	—
CMBS	12	—	—	—	12	—
CDO/ABS	11	—	—	—	11	—
Total bonds	114	(1)	—	—	114	(1)
Preferred stock	4	—	—	—	4	—
Common stock	4	(1)	—	—	4	(1)
Other long-term investments	—	—	—	—	—	—
Total	$122	$(2)	$—	$—	$122	$(2)

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
December 31, 2015
Bonds:
U.S. government and government sponsored entities	$26	$—	$—	$—	$26	$—
Obligations of states, municipalities, and political subdivisions	33	—	—	—	33	—
Non-U.S. government and government sponsored entities	19	—	—	—	19	—
Corporate debt	598	(9)	—	—	598	(9)
RMBS	39	—	—	—	39	—
CMBS	68	(1)	—	—	68	(1)
CDO/ABS	42	—	—	—	42	—
Total bonds	825	(10)	—	—	825	(10)
Preferred stock	2	—	—	—	2	—
Common stock	16	(1)	—	—	16	(1)
Other long-term investments	—	—	—	—	—	—
Total	$843	$(11)	$—	$—	$843	$(11)

There were 205 and 962 investment securities in a gross unrealized loss position at June 30, 2016 and December 31, 2015, respectively. The unrealized losses are primarily due to increases in interest rates primarily as a result of widening of interest rate spreads. The evidence considered by management in reaching the conclusion that the unrealized losses are not other-than-temporary includes analyst views, financial performance of the issuers and underlying collateral, cash flow projections, ratings and rating downgrades and available credit enhancements. Based on the analysis of the evidence, management has determined it is probable that we will collect all amounts due according to the contractual terms of the investment securities. We have no intent to sell the investment securities and believe we likely will not be required to sell the investment securities before recovery of the amortized cost basis.

OMFH-23

We continue to monitor unrealized loss positions for potential impairments. During the three and six months ended June 30, 2016, we recognized less than $1 million in other-than-temporary impairment credit loss write-downs on corporate debt to investment revenues.

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016
Balance at beginning of period	$1	$1
Reductions:
Realized due to dispositions	1	1
Balance at end of period	$—	$—
The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016

Proceeds from sales and redemptions	$50	$93

Realized gains	$1	$2
Realized losses	—	—
Net realized gains	$1	$2

Contractual maturities of fixed-maturity available-for-sale securities at June 30, 2016 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$60	$60
Due after 1 year through 5 years	419	413
Due after 5 years through 10 years	356	343
Due after 10 years	63	62
Mortgage-backed, asset-backed, and collateralized securities	150	149
Total	$1,048	$1,027

Actual maturities may differ from contractual maturities since borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

The fair value of bonds on deposit with regulatory authorities totaled $149 million and $141 million at June 30, 2016 and December 31, 2015, respectively.

OMFH-24

Other Securities

The fair value of other securities for which we have elected the fair value option, by type, was as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

Fixed maturity other securities:
Bonds:
Non-U.S. government and government sponsored entities	$3	$3
Corporate debt	107	115
Mortgage-backed, asset-backed, and collateralized:
RMBS	1	1
CMBS	—	1
Total bonds	111	120
Preferred stock	6	6
Total	$117	$126

The net unrealized and realized gains on our other securities, which we report in Investment revenues on the Condensed Consolidated Statements of Income, were $5 million and $8 million for the three and six months ended June 30, 2016, respectively.

PREDECESSOR

Recognition and Measurement of OTTI

As a result of management’s analysis of OTTI, we recorded pre-tax losses for OTTI, primarily related to equity securities, of $1 million and $2 million for the three and six months ended June 30, 2015. Pre-tax losses for OTTI are classified in Investment revenues on the Condensed Consolidated Statements of Income.
The cumulative amount of credit losses recognized in earnings was $3 million at June 30, 2015. During the three and six months ended June 30, 2015, there was a reduction of $2 million in cumulative credit losses recognized in earnings due to credit-impaired securities sold, transferred or matured.

The following table summarizes proceeds from the sale of investments:

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
(In millions of dollars)
Sales proceeds:
Fixed income and equity investments	$18	$49
Short-term investments, net of purchases	7	7
Total proceeds on sales of investments	$25	$56

OMFH-25

The following table summarizes realized gains (losses) on sales and impairments of investments, net:

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
(In millions of dollars)
Gross pre-tax gains (losses) on investment securities:
Gains	$1	$6
Losses	(1)	(2)
Net pre-tax gains on investment securities	—	4
OTTI	(1)	(2)
Realized gain (loss) on sales and impairments of investments, net	$(1)	$2

(7) Transactions with Affiliates

SUCCESSOR

Income taxes payable of $32 million at June 30, 2016 is due to an affiliate.

On December 1, 2015, we agreed to make advances to an affiliate, Springleaf Finance Corporation, up to $500 million. There were $300 million in outstanding advances and $1 million of accrued interest at June 30, 2016.

On November 15, 2015, an affiliate, Springleaf Finance Corporation, agreed to make advances to us up to $500 million. There were no outstanding advances under the note at June 30, 2016.

The purpose of the above two agreements is to better spread and manage liquidity across both companies.

There were no other significant or material transactions with affiliates as of or for the six months ended June 30, 2016.

See Note 14 for discussion of affiliate transactions executed subsequent to June 30, 2016.

PREDECESSOR

Expense Allocations

Our Condensed Consolidated Financial Statements include direct and indirect expense allocations of certain costs for employee benefits and support functions provided on a centralized basis by various providers across Citigroup and CCC. These expenses were allocated to us based on various cost- and/or activity-related drivers.

The following table summarizes our allocated share of the related costs from Citigroup and CCC providers for the periods presented:

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
(In millions of dollars)
Direct costs	$53	$103
Indirect costs	13	26
Total allocated expenses	$66	$129

Direct Allocated Costs

Direct allocated costs represent specific services or functions that were attributable to us based on actual and/or estimated usage or consumption. These services include employee benefits, technology, occupancy, and other direct costs. Citigroup and CCC allocate the costs associated with these services using established allocation methodologies.

OMFH-26

Indirect Allocated Costs

Indirect allocated costs represent general corporate level services provided to us and other affiliates by Citigroup. Corporate level services include finance, human resources, compliance, risk, legal, communications, treasury, audit, administration and security. The costs are attributed to us in two steps; first, using a consumption based survey; and second, based on metrics that are reflective of service usage.

Revenue Allocations

The insurance business provided administrative support related to debt protection products on behalf of other Citigroup affiliates. We recorded income related to these services of $4 million and $7 million for the three and six months ended June 30, 2015. These amounts are classified in Other revenue on the Condensed Consolidated Statements of Income.

We provided other shared support to an affiliate beginning in 2013 following a transfer of employees from CCC to us. We recorded income related to these services of $1 million and $2 million for the three and six months ended June 30, 2015. These amounts are classified in Other revenue on the Condensed Consolidated Statements of Income.

Other Related Party Transactions

During the six months ended June 30, 2015, we transferred software totaling $13 million to an affiliate and acquired $13 million of software and other premises and equipment from an affiliate. Both transfers occurred at carrying value.

(8) Long-term Debt

SUCCESSOR

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at June 30, 2016 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Revolving Conduit Facilities	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates(a)	2.43% - 6.94%	—%	6.75% - 7.25%	0.00%

Third quarter 2016	$—	$—	$—	$—	$—
Fourth quarter 2016	—	—	—	—	—
First quarter 2017	—	—	—	—	—
Remainder of 2017	—	—	—	—	—
2018	—	—	—	—	—
2019	—	—	700	—	700
2020	—	—	—	—	—
2021	—	—	800	—	800
Securitizations(b)	6,100	—	—	—	6,100
Revolving conduit facilities(b)	—	—	—	—	—
Total principal maturities	$6,100	$—	$1,500	$—	$7,600

Total carrying amount(c)	$6,093	$—	$1,569	$—	$7,662
Debt issuance costs(d)(e)	(9)	—	—	—	(9)
__________

(a)	The interest rates shown are the range of contractual rates in effect at June 30, 2016.

(b)
Securitizations and borrowings under revolving conduit facilities are not included in above maturities by period due to their variable monthly repayments. See Note 9 for further information on long-term debt associated with securitizations and revolving conduit facilities.

OMFH-27

(c)
The carrying amount of our long-term debt associated with certain securitizations that were either (i) issued at a premium or discount or (ii) revalued at a premium or discount based on its fair value at the time of the OMH Transaction.

(d) Debt issuance costs are reported as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which totaled $10 million at June 30, 2016 and are reported in other assets and are excluded from the table above.

(e) In connection with pushdown accounting, we wrote long-term debt up to fair market value and wrote-off the outstanding balance of unamortized debt issuance costs. Accordingly, there are no debt issuance costs associated with transactions prior to the OMH Transaction.

Guaranty Agreements

OMFH Indenture

OMFH Notes. On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the "OMFH Indenture"), among the Company, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with the Company’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the "OMFH Notes"). The OMFH Notes are the Company’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of June 30, 2016, $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

The obligations of the Company pursuant to the Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries ("Guarantors") except for certain subsidiaries that are specifically excluded from providing this guarantee, including the VIEs and insurance companies ("Non-Guarantors"). As of June 30, 2016, the Non-Guarantors accounted for approximately 92% of the Company’s net interest income plus total other revenues, 70% of total assets and 80%, or $6.7 billion, of total liabilities including trade payables.

Refer to Note 13 for information regarding the fair value of long-term debt.

(9) Variable Interest Entities

SUCCESSOR

As part of OMH's overall funding strategy and as part of its efforts to support its liquidity from sources other than its traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our consolidated financial statements and are accounted for as secured borrowings.

CONSOLIDATED VIES

We evaluated the securitization trusts and determined that these entities are VIEs of which we are the primary beneficiary, and, therefore, we consolidated such entities. We are deemed to be the primary beneficiary of each of these VIEs because we have the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Such ability stems from our and/or our affiliates’ contractual right to service the securitized finance receivables. Our residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments ("waterfall") and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. The holders of the asset-backed securities have no recourse to the Company if the cash flows from the underlying qualified securitized assets are not sufficient to pay all principal and interest on the asset-backed securities. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each securitization trust. We retain interests in these securitization transactions, including

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residual interests in each securitization trust. We retain credit risk in the securitizations through our ownership of the residual interest in each securitization trust, which is the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our residual retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

We parenthetically disclose on our Condensed Consolidated Statements of Financial Position the VIE’s assets that can only be used to settle the VIE’s obligations and liabilities if its creditors have no recourse against the primary beneficiary’s general credit. The carrying amounts of consolidated VIE assets and liabilities associated with our securitization activity were as follows:

(dollars in millions)	June 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$1	$4
Finance receivables	7,688	7,827
Allowance for finance receivable losses	(354)	(304)
Restricted cash	391	381
Other assets	10	—
Total assets	$7,736	$7,908
Liabilities
Long-term debt	$6,093	$6,141
Accounts payable, accrued expenses and other liabilities	10	8
Total liabilities	$6,103	$6,149

SECURITIZATION TRANSACTIONS

OMFIT 2016-1 Securitization. On February 10, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-1 ("OMFIT 2016-1"), a wholly owned special purpose vehicle of OMFH, issued $500 million of notes backed by personal loans. $414 million of the notes issued by OMFIT 2016-1, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 3.79% and $86 million of the notes issued by OMFIT 2016-1, represented by Classes C and D, were retained by OMFH. The notes mature February 20, 2029 and have a 34-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $570 million as of February 10, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

On May 17, 2016, $45 million of the notes issued by OMFIT 2016-1, represented by Class C, were sold to unaffiliated third parties at an interest rate of 6.00%.

OMFIT 2016-2 Securitization. On March 23, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-2 ("OMFIT 2016-2"), a wholly owned special purpose vehicle of OMFH, issued $890 million of notes backed by personal loans. $733 million of the notes issued by OMFIT 2016-2, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 4.37% and $157 million of the notes issued by OMFIT 2016-2, represented by Classes C and D, were retained by OMFH. The notes mature March 20, 2028 and have a 23-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.0 billion as of March 23, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

OMFIT 2016-3 Securitization. On June 7, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-3 ("OMFIT 2016-3"), a wholly owned special purpose vehicle of OMFH, issued $350 million of notes backed by personal loans. $317 million of the notes issued by OMFIT 2016-3, represented by Classes A, B and C, were sold to unaffiliated third parties at a weighted average interest rate of 4.33% and $33 million of the notes issued by OMFIT 2016-3, represented by Class D, were retained by OMFH. The notes mature June 18, 2031 and have a 59-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of

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secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $397 million as of June 7, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

REVOLVING CONDUIT FACILITIES

As of June 30, 2016, our borrowings under conduit facilities consisted of the following:

(dollars in millions)	Note Maximum Balance	Amount Drawn	Revolving Period End

OneMain Financial B3 Warehouse Trust	$350	$—	January 2019
OneMain Financial B4 Warehouse Trust	750	—	February 2019
OneMain Financial B5 Warehouse Trust(a)	550	—	February 2019
OneMain Financial B6 Warehouse Trust(b)	750	—	February 2019
Total	$2,400	$—
__________

(a)
OneMain Financial B5 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility is $550 million. The aggregate maximum capacity for this facility is subject to a scheduled reduction of $100 million on January 21, 2017 and a further reduction of $100 million on January 21, 2018.

(b)
OneMain Financial B6 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B2 Warehouse Trust into OneMain Financial B6 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility is $750 million.

VIE INTEREST EXPENSE

Other than our retained subordinate and residual interests in the remaining consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs for the three and six months ended June 30, 2016 totaled $56 million and $107 million, respectively.

(10) Accumulated Other Comprehensive Income (Loss)

SUCCESSOR

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Foreign Currency Translation Adjustments(a)	Total Accumulated Other Comprehensive Income (Loss)
Three Months Ended June 30, 2016
Balance at beginning of period	$3	$1	$4
Other comprehensive income before reclassifications	12	—	12
Reclassification adjustments from accumulated other comprehensive income (loss)	(1)	—	(1)
Change, net of tax	11	—	11
Balance at end of period	$14	$1	$15

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(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Foreign Currency Translation Adjustments(a)	Total Accumulated Other Comprehensive Income (Loss)
Six Months Ended June 30, 2016
Balance at beginning of period	$(6)	$(4)	$(10)
Other comprehensive income before reclassifications	22	5	27
Reclassification adjustments from accumulated other comprehensive income (loss)	(2)	—	(2)
Change, net of tax	20	5	25
Balance at end of period	$14	$1	$15
__________
(a) Reflects the movements in the Canadian Dollar against the U.S. Dollar.

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our Condensed Consolidated Statements of Income were as follows:

	Three Months Ended	Six Months Ended
(dollars in millions)	June 30, 2016	June 30, 2016
Unrealized gains on available-for-sale securities:
Reclassification from accumulated other comprehensive income to investment revenues, before taxes	$2	$3
Income tax effect	(1)	(1)
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	$1	$2

PREDECESSOR

The following table summarizes the changes, net of tax, in accumulated other comprehensive income (loss):

	Net unrealized gains (losses) on available-for-sale securities	Foreign currency translation adjustment(a)	Accumulated other comprehensive income (loss)
(In millions of dollars)
Three Months Ended June 30, 2015
Balance at beginning of period	$52	$(8)	$44
Other comprehensive income (loss) before reclassifications	(14)	—	(14)
Decrease due to amounts reclassified from AOCI	1	—	1
Change, net of tax	(13)	—	(13)
Balance at end of period	$39	$(8)	$31

	Net unrealized gains (losses) on available-for-sale securities	Foreign currency translation adjustment(a)	Accumulated other comprehensive income (loss)
(In millions of dollars)
Six Months Ended June 30, 2015
Balance at beginning of period	$47	$(3)	$44
Other comprehensive income (loss) before reclassifications	(7)	(5)	(12)
Decrease due to amounts reclassified from AOCI	(1)	—	(1)
Change, net of tax	(8)	(5)	(13)
Balance at end of period	$39	$(8)	$31

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__________
(a) Reflects the movements in the Canadian Dollar against the U.S. Dollar.

The following table summarizes the pre-tax and after-tax changes in each component of AOCI:

	Pre-tax	Tax effect	After-tax
(In millions of dollars)
Three Months Ended June 30, 2015
Balance at beginning of period	$68	$(24)	$44
Change in net unrealized gains (losses) on investment securities	(21)	8	(13)
Foreign currency translation adjustment	1	(1)	—
Change	(20)	7	(13)
Balance at end of period	$48	$(17)	$31

	Pre-tax	Tax effect	After-tax
(In millions of dollars)
Six Months Ended June 30, 2015
Balance at beginning of period	$68	$(24)	$44
Change in net unrealized gains (losses) on investment securities	(13)	5	(8)
Foreign currency translation adjustment	(7)	2	(5)
Change	(20)	7	(13)
Balance at end of period	$48	$(17)	$31

The following table summarizes the change in AOCI for amounts reclassified to the Condensed Consolidated Statements of Income:

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015
(In millions of dollars)
Net realized gains on sales of investments(a)	$—	$(4)
Gross OTTI impairment losses(a)	1	2
Net realized gains on investment securities reclassified out of AOCI—pretax	1	(2)
Tax expense	—	1
Net realized gains on investment securities reclassified out of AOCI—after-tax	$1	$(1)
 __________
(a) Refer to Note 6 for additional information on realized gains and losses on investment securities and OTTI impairment losses.

(11) Income Taxes

SUCCESSOR

At June 30, 2016, we had a net deferred tax asset of $167 million, compared to $189 million at December 31, 2015. The decrease in the net deferred tax asset was primarily due to amortization of goodwill for tax purposes, partially offset by the change in allowance for loan losses.

The effective tax rate for the six months ended June 30, 2016 was 38.1%. The effective tax rate for the six months ended June 30, 2016 differed from the federal statutory rates primarily due to the effect of state income taxes.

We are currently under examination by the IRS and other major taxing jurisdictions. The major tax jurisdictions in which we operate and the earliest tax year(s) subject to examination includes: United States (2012 tax year), and Maryland (2012 tax year). We believe we have adequately provided for taxes.

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Our unrecognized tax positions including interest and penalties total $6 million at June 30, 2016 and December 31, 2015, none of which would affect the effective tax rate if recognized. The amount of any change in the balance of uncertain tax positions over the next 12 months is not expected to be material to our consolidated financial statements.

PREDECESSOR

We recorded an income tax provision of $59 million (38.3% effective income tax rate) and $123 million (38.7% effective income tax rate) for the three and six months ended June 30, 2015. The effective tax rate differs from the U.S. federal statutory tax rate of 35.0% primarily due to state and local income taxes and the business and geographic mix of earnings.

Interest and penalties (not included in "unrecognized tax benefits") are a component of the Provision for income taxes on the Consolidated Statements of Income and were immaterial for the three and six months ended June 30, 2015.

(12) Contingencies

SUCCESSOR

Legal Contingencies

In the normal course of business, the Company, including its affiliates or subsidiaries, are named, from time to time, as defendant or a party in various legal actions, including class actions, arbitrations, regulatory proceedings and other litigation arising in connection with its activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages, or for injunctive relief. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible and reasonably estimable.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. In addition to the inherent unpredictability, numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

(13) Fair Value Measurements

SUCCESSOR

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial

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instruments, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and note yet established, the characteristics specific to the transaction, and general market conditions.

The following tables summarize the fair values and carrying values of financial instruments and indicate the fair value hierarchy based on the level of inputs utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3
June 30, 2016
Assets
Cash and cash equivalents	$394	$—	$—	$394	$394
Investment securities	35	1,154	6	1,195	1,195
Net finance receivables, less allowance for finance receivable losses	—	—	8,595	8,595	8,431
Restricted cash and cash equivalents	391	—	—	391	391

Liabilities
Long-term debt	$—	$7,572	$—	$7,572	$7,662

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Cash and cash equivalents	$572	$—	$—	$572	$572
Investment securities	36	1,227	1	1,264	1,264
Net finance receivables, less allowance for finance receivable losses	—	—	8,958	8,958	8,540
Restricted cash and cash equivalents	381	—	—	381	381

Liabilities
Long-term debt	$—	$7,618	$—	$7,618	$7,718

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Fair Value Measurements — Recurring Basis

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3
June 30, 2016
Assets
Cash equivalents in mutual funds	$80	$—	$—	$80
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	25	—	25
Obligations of states, municipalities, and political subdivisions	—	54	—	54
Non-U.S. government and government sponsored entities	—	119	—	119
Corporate debt	—	699	1	700
RMBS	—	48	—	48
CMBS	—	68	—	68
CDO/ABS	—	34	—	34
Total bonds	—	1,047	1	1,048
Preferred stock	8	1	—	9
Common stock	20	—	—	20
Other long-term investments	—	—	1	1
Total available-for-sale securities	28	1,048	2	1,078
Other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	1	102	4	107
RMBS	—	1	—	1
CMBS	—	—	—	—
Total bonds	1	106	4	111
Preferred stock	6	—	—	6
Total other securities	7	106	4	117
Total investment securities	35	1,154	6	1,195
Total	$115	$1,154	$6	$1,275

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	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Cash equivalents in mutual funds	$16	$—	$—	$16
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	28	—	28
Obligations of states, municipalities, and political subdivisions	—	52	—	52
Non-U.S. government and government sponsored entities	—	126	—	126
Corporate debt	—	732	—	732
RMBS	—	54	—	54
CMBS	—	73	—	73
CDO/ABS	—	42	—	42
Total bonds	—	1,107	—	1,107
Preferred stock	7	1	—	8
Common stock	22	—	—	22
Other long-term investments	—	—	1	1
Total available-for-sale securities	29	1,108	1	1,138
Other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	1	114	—	115
RMBS	—	1	—	1
CMBS	—	1	—	1
Total bonds	1	119	—	120
Preferred stock	6	—	—	6
Total other securities	7	119	—	126
Total investment securities	36	1,227	1	1,264
Total	$52	$1,227	$1	$1,280

We had no transfers between Level 1 and Level 2 during the three and six months ended June 30, 2016.

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The following table presents changes in Level 3 assets measured at fair value on a recurring basis:

	Balance at beginning of period	Net gains (losses) included in:		Purchases, sales, issues, settlements	Transfers into Level 3 (a)	Transfers out of Level 3	Balance at end of period
(dollars in millions)		Other revenues	Other comprehensive income (loss)
Three Months Ended June 30, 2016
Investment securities:
Available-for-sale securities:
Bonds:
Corporate debt	$—	$—	$—	$—	$1	$—	$1
Other long-term investments	1	—	—	—	—	—	1
Total available-for-sale securities	1	—	—	—	1	—	2
Other securities:
Bonds:
Corporate debt	—	—	—	—	4	—	4
Total other securities	—	—	—	—	4	—	4
Total	$1	$—	$—	$—	$5	$—	$6

	Balance at beginning of period	Net gains (losses) included in:		Purchases, sales, issues, settlements	Transfers into Level 3 (a)	Transfers out of Level 3	Balance at end of period
(dollars in millions)		Other revenues	Other comprehensive income (loss)
Six Months Ended June 30, 2016
Investment securities:
Available-for-sale securities:
Bonds:
Corporate debt	$—	$—	$—	$—	$1	$—	$1
Other long-term investments	1	—	—	—	—	—	1
Total available-for-sale securities	1	—	—	—	1	—	2
Other securities:
Bonds:
Corporate debt	—	—	—	—	4	—	4
Total other securities	—	—	—	—	4	—	4
Total	$1	$—	$—	$—	$5	$—	$6
__________

(a)	During the three and six months ended June 30, 2016, we transferred corporate debt securities totaling $5 million into Level 3, primarily related to the reduced observability of pricing inputs.

We used observable and/or unobservable inputs to determine the fair value of positions that we have classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the Level 3 tables above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The unobservable inputs and quantitative data used in our Level 3 valuations for our investment securities were developed and used in models created by our third-party valuation service providers, which values were used by us for fair value disclosure purposes without adjustment.

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Quantitative information about Level 3 inputs for our assets measured at fair value on a recurring basis for which information about the unobservable inputs was reasonably available to us at June 30, 2016 and December 31, 2015 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	June 30, 2016	December 31, 2015
Corporate debt	Discounted cash flows	Yield	4.56% - 10.64% (5.81%)	N/A (a)
Other long-term investments	Discounted cash flows and indicative valuations	Historical costs Nature of investment Local market conditions Comparables Operating performance Recent financing activity	N/A (b)	N/A (b)
__________
(a) At December 31, 2015, Corporate debt consisted of one bond, which was less than $1 million.

(b) We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for other long-term investments. As a result, the weighted average ranges of the inputs for these investment securities are not applicable.

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and certain cash equivalents, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as AFS or as Other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and credit impaired, are determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

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Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At June 30, 2016, we did not have debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

PREDECESSOR

Fair Value Measurements

ASC 820-10, Fair Value Measurement, defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things, the standard requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair Value Hierarchy

ASC 820-10 specifies a hierarchy of inputs based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions.

These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value

For assets and liabilities carried at fair value, we primarily utilize third-party valuation service providers to derive fair values based on various methodologies, including market quotes where available, external non-binding broker quotes, and proprietary valuation models. We assess the reasonableness of security values received from valuation service providers through various analytical techniques including comparing the information obtained from the valuation service providers to other third-party valuation sources for selected securities.

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Items Measured at Fair Value on a Recurring Basis

Transfers between Level 1 and Level 2 of the Fair Value Hierarchy

For the six months ended June 30, 2015, we transferred no investments from Level 1 to Level 2 and $54 million of investments from Level 2 to Level 1. Transfers from Level 2 to Level 1 related to non-U.S. government and government sponsored entities securities which were traded with sufficient frequency to constitute an active market.

The following tables summarize the changes in the Level 3 fair value category for the three and six months ended June 30, 2015:

	Balance, March 31, 2015	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized losses in other comprehensive income on assets still held	Balance, June 30, 2015
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$5	$—	$—	$—	$—	$—	$—	$5
Prime	—	—	—	—	—	—	—	—
Commercial	1	—	(1)	—	—	—	—	—
Total mortgage-backed	6	—	(1)	—	—	—	—	5
State and municipal	—	—	—	—	—	—	—	—
Non-U.S. government and government sponsored entities	—	—	—	—	—	—	—	—
Corporate	40	—	—	—	(2)	—	(1)	37
Other debt	10	—	—	—	—	—	—	10
Total fixed maturity securities	56	—	(1)	—	(2)	—	(1)	52
Equity securities	8	—	(4)	—	(1)	—	—	3
Total fixed maturity and equity securities	$64	$—	$(5)	$—	$(3)	$—	$(1)	$55

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	Balance, January 1, 2015	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized losses in other comprehensive income on assets still held	Balance, June 30, 2015
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$1	$4	$—	$—	$—	$—	$—	$5
Prime	—	—	—	—	—	—	—	—
Commercial	1	1	(2)	—	—	—	—	—
Total mortgage-backed	2	5	(2)	—	—	—	—	5
State and municipal	—	—	—	—	—	—	—	—
Non-U.S. government and government sponsored entities	1	—	(1)	—	—	—	—	—
Corporate	40	—	—	—	(3)	—	—	37
Other debt	10	—	—	—	—	—	—	10
Total fixed maturity securities	53	5	(3)	—	(3)	—	—	52
Equity securities	5	3	(4)	—	(1)	—	—	3
Total fixed maturity and equity securities	$58	$8	$(7)	$—	$(4)	$—	$—	$55

Transfers in and out of Level 3 of the Fair Value Hierarchy

For the three months ended June 30, 2015, securities, primarily related to equity securities were transferred out of level 3 due to changes in the level of price observability for the specific securities. Of the $5 million of securities transferred out of Level 3, $4 million was transferred into Level 1 and $1 million was transferred into Level 2.

For the six months ended June 30, 2015, securities, primarily related to equity and mortgage-backed securities, were transferred into and out of Level 3 due to changes in the level of price observability for the specific securities. Of the $8 million of securities transferred into Level 3, $3 million was transferred from Level 1 and $5 million was transferred from Level 2. Of the $7 million of securities transferred out of Level 3, $4 million was transferred into Level 1 and $3 million was transferred into Level 2.

(14) Subsequent Events

SUCCESSOR

On July 5, 2016 we received $200 million from an affiliate, Springleaf Finance Corporation ("SFC"), as a repayment of principal on advances of credit made to our affiliate.

On July 18, 2016 we received $101 million from an affiliate, SFC, as a repayment of principal and interest on advances of credit made to our affiliate. $100 million represented a repayment of principal and $1 million represented the payment of accrued interest.

On July 19, 2016 we paid a dividend of $350 million to our Parent.

On July 19, 2016 we purchased from Springleaf Financial Cash Services, Inc. (“SFCS”), an affiliate, an intercompany demand note between SFCS and our Parent, for its face value at $150 million cash.

On July 19, 2016 we received a $400 million advance from SFC under our revolving note.

On July 25, 2016, $83 million principal amount in previously retained Class C Notes issued by OneMain Financial Issuance Trust 2016-2 were sold to unaffiliated third parties at an interest rate of 5.67%.

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On July 27, 2016, the Note Maximum Balance on the OneMain Financial B6 Warehouse Trust was reduced from $750 million to $600 million.

We have evaluated all events subsequent to the balance sheet date as of June 30, 2016 through August 10, 2016, which is the date these condensed consolidated financial statements were available to be issued, and has determined that there are no other subsequent events that required disclosure under ASC 855, Subsequent Events.

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